EXHIBIT 10.2

US$700,000,000

TERM LOAN FACILITY AGREEMENT

Dated April 20, 2005

between

MITTAL STEEL US FINANCE LLC,
as Lender

and

MITTAL STEEL USA ISG INC.,
as Borrower

THIS AGREEMENT is dated April 20, 2005 and made between:

(1)	Mittal Steel US Finance LLC, a Delaware limited liability company, having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware (the “Lender”); and

(2)	Mittal Steel USA ISG Inc. a Delaware corporation, having its registered office at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware (the “Borrower”).

WHEREAS:

The Lender has agreed to make available to the Borrower an unsecured term loan facility in a maximum aggregate amount of US$700,000,000.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

“Affiliate” means, as to any Person, or other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officers of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect , of the power to vote 5% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Default” means an Event of Default or any event or circumstance specified in Clause 11

(Events of Default) which would (with the expiry of a grace period, the giving of notice or any combination of any of the foregoing) be an Event of Default.

“Event of Default” means any event or circumstance specified as such in Clause 11 (Events of Default).

“Facility” means the US$700,000,000 term loan facility made available under this Agreement, to the extent not cancelled or reduced under this Agreement.

“Facility Maintenance Fee” means the rate per annum calculated as follows:

Where:

“F” are (i) the fees paid by 3098581 Nova Scotia Company to Mittal Steel Company N.V. or an affiliate of Mittal Steel Company N.V. in connection with financing the ISG Merger for the Interest Period and (ii) any withholding taxes paid by 3098581 Nova Scotia Company to any taxing jurisdiction in connection with financing the ISG Merger for the Interest Period;

“L” is the principal amount outstanding of the Loan; and

“D” is the sum of the days in the applicable Interest Period.

“Fitch” means Fitch Ratings Limited or any successor to its rating business.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statement and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as having been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that for purposes of this definition the Statement of Financial Accounting Standards No. 133 of the Financial Accounting Standards Board shall be deemed to be of no force and effect.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and (f) indebtedness of others Guaranteed by such Person.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 8 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 7.4 (Default interest).

“ISG Merger” means the merger consummated between Park Acquisition Corp. and International Steel Group Inc. as contemplated by that certain Agreement and Plan of Merger and Reorganization dated as of October 24, 2004, as amended, among Mittal Steel Company N.V. (f/k/a Ispat International N.V.), Park Acquisition Corp. and International Steel Group Inc.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for United States dollars for the Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Lender at its request quoted by the Reference Bank to leading banks in the London interbank market, as of the 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in United States dollars and for a period comparable to the Interest Period for the Loan.

“Lien” means, with any lien, security interest or other charge or encumbrance of any kind, or nay other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Margin” means the rate per annum calculated in accordance with Clause 7.3 (Margin

Adjustment Ratings).

“Material Adverse Effect” means a change to the business or trading prospects of the Borrower that, in the reasonable opinion of the Lender, materially affects its ability to carry out its payment obligations under this Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service Limited or any successor to its rating business.

“Party” means a party to this Agreement.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Material Subsidiaries, as the case may be, in accordance with GAAP; (b) Liens imposed by law, such as materialmen’s, mechanic’s, carrier’s, workmen’s and repairman’s Liens and other such similar Liens arising in the ordinary course of business securing obligation that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given by leading banks on more than one day, the Quotation Day will be the last of those days).

“Reference Bank” means the principal London, England office of such bank as may be appointed by the Lender in consultation with the Borrower.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for United States dollars for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

“Termination Date” means the earlier of (i) April 21, 2010 or (ii) the repayment in full of the Facility.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under this Agreement.

“Utilization” means a utilization of the Facility by way of a Loan.

“Utilization Date” means the date of a Utilization, being the date on which a Loan is to be made.

1.2 Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	“Lender”, “Borrower” or “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees, to the extent permissible under this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	this “Agreement” or any other agreement or instrument is a reference to such agreement or instrument as amended, amended and restated or otherwise modified;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation (including a business trust), joint stock company, government or any political subdivision or agency thereof, trust, unincorporated association, joint venture, limited liability company or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to New York time.

(b)	Section, Clause and Schedule headings are for ease of reference only;

(c)	unless a contrary indication appears, a term used in any notice given under or in connection with this Agreement has the same meaning in that notice as in this Agreement.

(d)	a Default is “continuing” if it has not been remedied or waived.

2.	THE FACILITY

     Subject to the terms of this Agreement, the Lender shall, on the terms and conditions hereinafter set forth, make available to the Borrower the Facility, in a single Utilization on April 21, 2005 in an amount of US$700,000,000. Amounts borrowed under this Clause 2 and repaid or prepaid may not be reborrowed.

3.	PURPOSE

     All amounts borrowed by the Borrower under the Facility shall be used for general corporate purposes including for the avoidance of doubt, making a loan to an affiliate of the Borrower.

4.	PAYMENT OF LOAN TO BORROWER

     The Lender will pay the amount borrowed into the bank account of Borrower at HSBC Bank USA N.A.

5.	REPAYMENT OF LOANS

     The Borrower shall repay the Loan that it has drawn (which amount shall be reduced as a result of a prepayment in accordance with Clause 6 (Prepayment and Cancellation)) on the Termination Date.

6.	PREPAYMENT AND CANCELLATION

6.1 Illegality

     If it becomes unlawful in any applicable jurisdiction for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(b)	the Loan will be immediately cancelled; and

(c)	the Borrower shall repay the Loan on the last day of its Interest Period, or, if earlier, on the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law).

6.2 Voluntary Cancellation

     The Borrower may, if it gives the Lender prior notice, cancel the whole or any part of the unused portion of the Facility. Any cancellation under this Clause shall accordingly reduce the Loan.

6.3 Voluntary Prepayment Of Loans

     The Borrower having drawn the Loan may, if it gives the Lender prior notice, prepay the whole or any part of the Loan.

7.	INTEREST

7.1 Calculation Of Interest

     The rate of interest on the Loan for each Interest Period is the percentage rate per annum that is the aggregate of:

(a)	the Margin plus 0.125%;

(b)	LIBOR; and

(c)	the Facility Maintenance Fee.

7.2 Payment Of Interest

     The Borrower shall pay accrued interest on the Loan at the rate set forth in Clause 7.1 (Calculation of Interest) on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

7.3 Margin adjustments

(a)	In this Subclause:

(i)	Rating Agency means Moody’s, S&P and Fitch or any other rating agency approved by the Borrower and the Lender.

(ii)	Long Term Credit Rating means, at any time in respect of a Rating Agency:

A.	the long term credit rating published at that time by that Rating Agency in respect of Mittal Steel Company N.V.’s unsubordinated unsecured debt; or

B.	if such a rating has not at that time been given by that Rating Agency, the long term corporate credit rating given to Mittal Steel Company N.V. at that time by that Rating Agency.

(iii)	The initial Margin is 0.475% per annum until the date falling six months after the date of this Agreement.

(iv)	Subject to the other provisions of this Subclause, after the date falling six months after the date of this Agreement the Margin will be subsequently calculated by reference to the table below:

Column 1	Column 2
Long Term Credit Rating	Margin
	% per annum
Moody’s	S&P/Fitch
A3 or above	A- or above	0.25
Baa1	BBB+	0.30
Baa2	BBB	0.35
Baa3	BBB-	0.425
Below Baa3	Below BBB-	0.60

(b)	Any change in the Margin will, subject to paragraph (c) below, apply on the Business Day following receipt by the Lender of the change in rating.

(c)	For so long as an Event of Default is outstanding or Mittal Steel Company N.V. has no Long term Credit Rating from any Rating Agency, the Margin will be the highest applicable rate, being 0.60% per annum.

7.4 Default Interest

(a)	If the Borrower fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. higher than the rate that would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this Clause 7.4 shall be payable by the Borrower on demand.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day that was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one percent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.5 Notification Of Rates Of Interest

     The Lender shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

8. INTEREST PERIODS

8.1 Selection Of Interest Periods

(a)	An Interest Period for a Loan shall be of six Months or any other period agreed between the Borrower and the Lender.

(b)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(c)	The Interest Period for the Loan shall start on the Utilization Date for the Loan and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period agreed by the Borrower and the Lender.

8.2 Non-Business Days

     If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.	REPRESENTATIONS

     The Borrower makes the representations and warranties set out in this Clause 9 to the Lender on the date of this Agreement.

9.1 Status

(a)	It is a corporation duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation.

(b)	It has all requisite corporate, power and authority, including, without limitation, all Governmental Authorizations to carry on its business as now conducted and as proposed to be conducted.

9.2 Binding Obligations

     The obligations expressed to be assumed by it in this Agreement are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable obligations.

9.3 Power And Authority

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated herein.

9.4 Validity And Admissibility In Evidence

     All Authorizations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement; and

(b)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

10.	GENERAL UNDERTAKINGS

     The undertakings in this Clause 10 remain in force from the date of this Agreement for so long as any amount is outstanding under the Facility.

10.1 Authorizations

     The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorization and Governmental Authorization required under any law or regulation of its jurisdiction of incorporation to enable it to perform its material obligations under this Agreement and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of this Agreement.

10.2 Compliance With Laws

     The Borrower shall comply in all material respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under this Agreement.

10.3 Reporting Requirements

     The Borrower shall deliver to the Lender:

(a)	as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, consolidated statements of earnings, cash flow and common shareholders’ equity of the Borrower for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by a certificate of a manager of the Borrower, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied, as at the end of, and for, such fiscal year; and

(b)	promptly after the Borrower knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Borrower has taken and proposes to take with respect thereto.

     The Borrower will furnish to the Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a manager of the Borrower to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Borrower has taken and proposes to take with respect thereto).

10.4 Litigation

     The Borrower will promptly give to the Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Borrower, except any proceeding which, if adversely determined, would not have a Material Adverse Effect.

10.5 Corporate Existence, Etc.

     The Borrower will:

(a)	preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Clause shall prohibit any transaction expressly permitted under Clause 10.9 (Mergers));

(b)	comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements is likely to result in a Material Adverse Effect;

(c)	pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)	maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Borrower may discontinue the maintenance of a property if such discontinuance is, in the opinion of the Borrower, desirable in the conduct of its business and is not likely to have a Material Adverse Effect; and

(e)	upon reasonable advance notice, permit representatives of the Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by the Lender.

10.6	Insurance

     The Borrower will maintain insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

10.7 Transactions with Affiliates.

     The Borrower will conduct all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

10.8 Limitation on Liens

     The Borrower will not create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income other than:

(a)	Permitted Liens,

(b)	Purchase money Liens upon or in any real property or equipment acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extension, renewals or replacements of any of the foregoing for the same or a lesser amount, provided however, that no such Lien shall extend to or cover any property of any character other than the real property of equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this subclause (b) shall not exceed $250,000,000,

(c)	Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or acquired by the Borrower,

(d)	Liens in existence on the date hereof and additional Liens upon property, assets or revenues created after the date hereof, provided that the aggregate outstanding Indebtedness secured by Liens described in clauses (a) through (d) hereof shall not at any time exceed $250,000,000 in the aggregate; and

(e)	any extension, renewal or replacement of the foregoing.

10.9 Mergers

The Borrower will not merge or consolidate with or into, or convey, transfer, sell, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except that any subsidiary of the Borrower or the Borrower may merge or consolidate with or into, or dispose of assets to, any other subsidiary of the Borrower, and except that any subsidiary of the Borrower may merge into or dispose of assets to the Borrower and the Borrower may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction would result therefrom.

10.10 Indebtedness

The Borrower will not, nor will it permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a)	Indebtedness under this Agreement;

(b)	Indebtedness owed to a Person of which such subsidiary is a subsidiary;

(c)	Indebtedness of any subsidiary existing on the date hereof, and any renewal and refinancing thereof, provided that the principal amount thereof is not increased and no other subsidiary becomes obligated in respect thereof;

(d)	Indebtedness of any subsidiary of the Borrower assigned to such subsidiary by the Borrower as permitted by Clause 18 (Assignments and Transfers) hereof; and

(e)	Other Indebtedness in an aggregate amount of all subsidiaries not to exceed $250,000,000 outstanding at any time.

11.	EVENTS OF DEFAULT

     Each of the events or circumstances set out in Clause 11 is an Event of Default.

11.1 Non-Payment

     The Borrower does not pay on the due date any amount payable pursuant to the Agreement at the place at and in the currency in which it is expressed to be payable payment unless such payment is made within 5 Business Days of its due date.

11.2 Other Obligations

     The Borrower does not comply with any provision of this Agreement (other than that referred to in Clause 11.1 (Non-Payment)) unless such non-compliance is remedied within 21 days of the Borrower becoming aware of such non-compliance.

11.3 Insolvency

     The Borrower shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or appointment of a receiver, trustee, custodian, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or the Borrower shall take any organizational action to authorize any of the actions set forth above in this subsection.

11.4 Acceleration

On and at any time after the occurrence of an Event of Default provided always that such Event of Default be continuing the Lender may by notice to the Borrower:

(a)	cease to be under any obligation to make a Loan available;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Lender.

12.	PAYMENT MECHANICS

12.1 Payments

(a)	On each date on which the Borrower or the Lender is required to make a payment under this Agreement, the Borrower or the Lender shall make the same available to the payee for value on the due date at the time and in such funds specified by the payee as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial center of the country of that currency with such bank as the payee specifies.

12.2 Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

12.3 Currency Of Account

     United States dollars is the currency of account and payment for any sum due from the Borrower under this Agreement.

13.	NOTICES

13.1 Communications In Writing

     Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter in English.

13.2 Addresses

     The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is that identified with its name below or any substitute address and fax number or department or officer as the Party may notify to the other Parties by not less than five Business Days’ notice.

To the Lender:
Mittal Steel US Finance LLC
c/o 3210 Watling Street
East Chicago, IN 46312
Attention: Thomas A. McCue

To the Borrower:

Mittal Steel USA ISG Inc.
4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9000
Attention: Mr. Michael G. Rippey

13.3	English Language

     Any notice and documents given under or in connection with this Agreement must be in English.

14.	DAY COUNT CONVENTION

     Any interest, commission or fee accruing under this Agreement will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be, or, in any case where the practice differs, in accordance with market practice. Each determination by the Lender of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

15.	PARTIAL INVALIDITY

     If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16.	REMEDIES AND WAIVERS

     No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

17.	AMENDMENTS AND WAIVERS

     Any term of this Agreement may be amended or waived only with the consent of the Lender and the Borrower and any such amendment or waiver will be binding on all Parties.

18.	ASSIGNMENTS AND TRANSFERS

     No Party may assign or transfer any of its respective rights and obligations to any person without the express written consent of the other Party, provided that the Borrower may transfer and assign all of its rights and obligations to one or more of its subsidiaries (the “Assuming Subsidiary”) under this agreement, provided however, that such assignment shall be of all of the Borrower’s rights and obligations under this Agreement. Upon such execution, delivery, acceptance and recording of documentation acceptable to the Lender, from and after the date of such transfer (i) the Assuming Subsidiary shall be a party hereto and shall have the rights and obligations of the Borrower hereunder and (ii) the Borrower shall relinquish its rights and be released from its obligations under this Agreement, and cease to be a party to this Agreement.

19.	COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20.	GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

21.	JURISDICTION

     (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

22.	WAIVER OF JURY TRIAL

Each of the Borrower, and the Lender irrevocably waives all right to trial by jury in any action,

proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Utilization, or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

[Remainder of Page Intentionally Left Blank; Signatures Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MITTAL STEEL USA ISG INC., as Borrower
By:	/s/ Michael G. Rippey
	Name:	Michael G. Rippey
	Title:	Executive Vice President

MITTAL STEEL US FINANCE LLC, as Lender
By:	/s/ Marc R. Jeske
	Name:	Marc R. Jeske
	Title:	Manager